As filed with the Securities and Exchange Commission on April 29, 2024

Securities Act File No. 033-79858

Investment Company Act File No. 811-08544

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933	☒
Pre-Effective Amendment No.	☐
Post-Effective Amendment No. 117	☒
and
REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940	☒
Amendment No. 118	☒

INVESTMENT MANAGERS SERIES TRUST III

(Exact Name of Registrant as Specified in Charter)

235 West Galena Street,

Milwaukee, Wisconsin 53212

(Address of Principal Executive Offices, including Zip Code)

Registrant's Telephone Number, Including Area Code: (626) 385-5777

Diane J. Drake

Mutual Fund Administration, LLC

2220 E. Route 66, Suite 226

Glendora, California 91740

(Name and Address of Agent for Service)

COPIES TO:

Laurie Anne Dee

Morgan, Lewis & Bockius LLP

600 Anton Boulevard, Suite 1800

Costa Mesa, California 92626

Approximate Date of Proposed Public Offering: As soon as practicable after the effective date of this Registration Statement

It is proposed that this filing will become effective (check appropriate box)

☒	immediately upon filing pursuant to paragraph (b)
☐	on [ ] pursuant to paragraph (b)
☐	60 days after filing pursuant to paragraph (a)(1)
☐	on [ ] pursuant to paragraph (a)(1)
☐	75 days after filing pursuant to paragraph (a)(2)
☐	on [ ] pursuant to paragraph (a)(2) of Rule 485.

If appropriate, check the following box:

☐	this post-effective amendment designates a new effective date for a previously filed post-effective amendment.

EXPLANATORY NOTE

This Post-Effective Amendment No. 117 to the Investment Managers Series Trust III (the “Trust”) Registration Statement on Form N-1A hereby incorporates Part A and Part B from the Trust’s Registration Statement on Form N-1A filed on January 25, 2024 (SEC Accession No. 0001104659-24-006664). This Post-Effective Amendment No. 117 is being filed for the purpose of adding the consent of independent registered public accounting firm for the FPA New Income Fund as an exhibit to the Part C of the Registration Statement.

PART C: OTHER INFORMATION

FPA New Income Fund

ITEM 28.	EXHIBITS.

(a)(1)	Agreement and Declaration of Trust is incorporated herein by reference to Post-Effective Amendment No. 24 to Registrant’s Registration Statement on Form N-1A filed with the Securities and Exchange Commission (the “Commission”) on July 13, 1998.

(a)(1)(a)	Amendment to Agreement and Declaration of Trust dated January 10, 2024 is incorporated herein by reference to Exhibit (a)(1)(a) to Post-Effective Amendment No. 112 to Registrant’s Registration Statement on Form N-1A filed on January 25, 2024.

(a)(2)	Certificate of Trust is incorporated herein by reference to Post-Effective Amendment No. 24 to Registrant’s Registration Statement on Form N-1A filed with the Commission on July 13, 1998.

(a)(3)	Certificate of Amendment to Certificate of Trust is incorporated herein by reference to Post-Effective Amendment No. 24 to Registrant’s Registration Statement on Form N-1A filed with the Commission on July 13, 1998.

(a)(4)	Certificate of Amendment to Certificate of Trust is incorporated herein by reference to Post-Effective Amendment No. 52 to Registrant’s Registration Statement on Form N-1A filed with the Commission on August 1, 2003.

(a)(5)	Certificate of Amendment to Certificate of Trust dated January 10, 2024 is incorporated herein by reference to Post-Effective Amendment No. 112 to Registrant’s Registration Statement on Form N-1A filed with the Commission on January 25, 2024.

(b)(1)	By-Laws are incorporated herein by reference to Post-Effective Amendment No. 24 to Registrant’s Registration Statement on Form N-1A filed with the Commission on July 13, 1998.

(b)(2)	Amendment to By-Laws dated December 10, 1998 are incorporated herein by reference to Post-Effective Amendment No. 27 to Registrant’s Registration Statement on Form N-1A filed with the Commission on February 8, 1999.

(b)(3)	Amendment to By-Laws dated February 6, 2006 are incorporated herein by reference to Post-Effective Amendment No. 55 to Registrant’s Registration Statement on Form N-1A filed with the Commission on August 1, 2006.

(b)(4)	Amendment to By-Laws dated August 7, 2006 are incorporated herein by reference to Post-Effective Amendment No. 56 to Registrant’s Registration Statement on Form N-1A filed with the Commission on August 1, 2007.

(b)(5)	Amendment to By-Laws is incorporated herein by reference to Exhibit (b)(5) to Post-Effective Amendment No. 113 to the Registrant’s Registration Statement on Form N-1A filed with the Commission on January 26, 2024.

(c)	Not applicable.

(d)(1)	Investment Advisory Agreement between Registrant and First Pacific Advisors, LP for FPA New Income Fund is incorporated herein by reference to Exhibit (d)(3) to Post-Effective Amendment No. 106 to Registrant’s Registration Statement on Form N-1A filed on June 30, 2023.

(d)(2)	Expense Limit Agreement between Registrant and First Pacific Advisors, LP for FPA New Income Fund is incorporated herein by reference to Exhibit (d)(10) to Post-Effective Amendment No. 106 to Registrant’s Registration Statement on Form N-1A filed on June 30, 2023.

(e)(1)	Distribution Agreement between Registrant and UMB Distribution Services, LLC dated as of September 28, 2012 is incorporated herein by reference to Post-Effective Amendment No. 67 to Registrant’s Registration Statement on Form N-1A filed with the Commission on April 30, 2013.

(e)(2)	Amendment to Distribution Agreement between Registrant and UMB Distribution Services, LLC Fund is incorporated herein by reference to Post-Effective Amendment No. 84 to Registrant’s Registration Statement on Form N-1A filed with the Commission on December 31, 2018.

(e)(3)	Amendment Agreement to the Distribution Agreement between Registrant and UMB Distribution Services, LLC and the Transfer Agency Agreement between the Registrant and UMB Fund Services, Inc. is incorporated herein by reference to Exhibit (e)(3) to Post-Effective Amendment No. 106 to Registrant’s Registration Statement on Form N-1A filed on June 30, 2023.

(f)	Not applicable.

(g)	Form of Custody Agreement between Registrant and UMB Bank, N.A. is incorporated herein by reference to Exhibit (g)(4) to Post-Effective Amendment No. 106 to Registrant’s Registration Statement on Form N-1A filed on June 30, 2023.

(h)(1)	Transfer Agency Agreement between Registrant and UMB Fund Services, Inc. is incorporated herein by reference to Post-Effective Amendment No. 75 to Registrant’s Registration Statement of Form N-1A filed with the Commission on April 30, 2015.

(h)(2)	Amendment to Transfer Agency Agreement between Registrant and UMB Fund Services, LLC Fund is incorporated herein by reference to Post-Effective Amendment No. 84 to Registrant’s Registration Statement on Form N-1A filed with the Commission on December 31, 2018.

(h)(3)	Co-Administration Agreement among Registrant and UMB Fund Services, Inc. and Mutual Fund Administration LLC is incorporated herein by reference to Exhibit (h)(2) to Post-Effective Amendment No. 113 to the Registrant’s Registration Statement on Form N-1A filed with the Commission on January 26, 2024.

(h)(4)	Amended and Restated Schedule A to Co-Administration Agreement among Registrant, UMBFS and MFAC is incorporated herein by reference to Exhibit (h)(3) to Post-Effective Amendment No. 113 to the Registrant’s Registration Statement on Form N-1A filed with the Commission on January 26, 2024.

(h)(5)	Form of Fund Accounting Agreement between Registrant and UMB Fund Services, Inc. is incorporated herein by reference to Exhibit (h)(5) to Post-Effective Amendment No. 106 to Registrant’s Registration Statement on Form N-1A filed on June 30, 2023.

(i)(1)	Consent of Morgan, Lewis & Bockius, LLP is incorporated herein by reference to Exhibit (i)(7) to Post-Effective Amendment No. 107 to the Registrant’s Registration Statement on Form N-1A filed on July 28, 2023.

(i)(2)	Opinion and Consent of Counsel is incorporated herein by reference to Post-Effective Amendment No. 112 to Registrant’s Registration Statement on Form N-1A filed with the Commission on January 25, 2024.

(j)(1)	Consent of Independent Registered Public Accounting Firm from Ernst & Young LLP – filed herewith.

(j)(2)	Consent of Independent Registered Public Accounting Firm from Tait Weller & Baker LLP is incorporated herein by reference to Post-Effective Amendment No. 112 to Registrant’s Registration Statement on Form N-1A filed with the Commission on January 25, 2024.

(k)	Not applicable.

(l)	Not applicable.

(m)	Not applicable.

(n)	Not applicable.

(o)	Reserved.

(p)	Code of Ethics of First Pacific Advisors, LP and Registrant is incorporated herein by reference to Post-Effective Amendment No. 100 to Registrant’s Registration Statement on Form N-1A filed with the Commission on April 16, 2021.

(q)	Powers of Attorney is incorporated herein by reference to Post-Effective Amendment No. 107 to Exhibit (q) to Registrant’s Registration Statement on Form N-1A filed with the Commission on September 28, 2023.

ITEM 29.	PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH THE FUNDS.

Not applicable.

ITEM 30.	INDEMNIFICATION.

Reference is made to Article VI of Registrant’s Declaration of Trust, which is incorporated herein by reference. Registrant hereby also makes the undertaking consistent with Rule 484 under the Securities Act of 1933, as amended. Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Pursuant to the Distribution Agreement between Registrant and UMB Distribution Services, LLC (“Provider”), Registrant shall indemnify, defend and hold Provider, and each of its present or former directors, members, officers, employees, representatives and any person who controls or previously controlled Provider within the meaning of Section 15 of the Securities Act (“Provider Indemnitees”), free and harmless from and against: (1) any and all losses, claims, demands, liabilities, damages, charges, payments, costs and expenses (including the costs of investigating or defending any alleged losses, claims, demands, liabilities, damages, charges, payments, fines, penalties, costs or expenses and any counsel fees incurred in connection therewith) of any and every nature (“Losses”) which Provider and each of the Provider Indemnitees may incur under the Securities Act, the Securities Exchange Act of 1934 and the Investment Company Act of 1940 and any other statute (including Blue Sky laws) or any rule or regulation thereunder, or under common law or otherwise arising out of or based upon any untrue statement, or alleged untrue statement, of a material fact contained in the Registration Statement or any Prospectus, an annual or interim report to shareholders or sales literature, or any amendments or supplements thereto, or arising out of or based upon any omission, or alleged omission, to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that Registrant’s obligation to indemnify Provider and any of the foregoing Provider Indemnitees shall not be deemed to cover any Losses arising out of any untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with information relating to Provider and furnished to Registrant or its counsel by Provider in writing for the purpose of, and used in, the preparation thereof; or (2) any and all Losses which Provider and each of the Provider Indemnitees may incur in connection with this Agreement, Provider’s performance hereunder, or Provider’s acting in accordance with instructions from Registrant or its representatives, except to the extent the Losses result from Provider’s breach of this Agreement or from Provider’s willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement.

ITEM 31.	BUSINESS AND OTHER CONNECTIONS OF INVESTMENT ADVISER.

During the last two fiscal years, First Pacific Advisors, LP (formerly, First Pacific Advisors, LLC), the investment adviser to Registrant (the “Adviser”), has not engaged in any other business of a substantial nature except as investment adviser to Source Capital, Inc. (“Source”), a registered closed-end investment company; as investment adviser to FPA Funds Trust (the “Registrant”) on behalf of FPA Crescent Fund, FPA Flexible Fixed Income Fund, FPA New Income (formerly, FPA New Income, Inc.), FPA Queens Road Small Cap Value Fund (previously a series of Bragg Capital Trust), FPA Queens Road Value Fund (previously a series of Bragg Capital Trust), and FPA U.S. Core Equity Fund (formerly, FPA U.S. Core Equity Fund, Inc. which liquidated on October 31, 2023), each a registered open-end investment company; as sub-adviser to other registered open-end investment companies; and as investment adviser to institutional accounts and other pooled investment vehicles. During the last two fiscal years, no director or officer of the Adviser has engaged for his own account or in the capacity of director, officer, employee, partner, or trustee, in any other business, profession, vocation or employment of a substantial nature except as set forth below.

Name	Position with Adviser	Other Affiliations (1)
J. Richard Atwood	Partner, Director, and President of FPA GP, Inc., the General Partner of the Adviser	President and Director/Trustee of Registrant and Source
Steven T. Romick	Partner, Director, and Chief Executive Officer of FPA GP, Inc., the General Partner of the Adviser	None
Brian A. Selmo	Partner	None
Mark Landecker	Partner	None
Karen E. Richards	Chief Compliance Officer	None
Jeffrey M. Hancock	Partner	None
Abhijeet Patwardhan	Partner	None
Ryan A. Leggio	Partner	None
David S. Brookman	Partner, Director, and Chief Operating Officer of FPA GP, Inc., the General Partner of the Advisor	None

(1)     The address for the Registrant and Source is c/o UMB Fund Services, Inc., 235 West Galena Street, Milwaukee, Wisconsin 53212.

ITEM 32.	PRINCIPAL UNDERWRITERS.

(a)       UMB Distribution Services, LLC, the principal underwriter for Registrant, acts as a principal underwriter for the Registrant and the following investment companies:

Agility Multi-Asset Income Fund

AOG Institutional Fund

ARCA U.S. Treasury Fund

Aspiriant Risk-Managed Capital Appreciation Fund

Aspiriant Risk-Managed Real Assets Fund

Aspiriant Trust

BCM Focus Funds

E-Valuator Funds Trust

Felicitas Private Markets Fund

Flowstone Opportunity Fund

Green Century Funds

Hamilton Lane Private Assets Fund

Investment Managers Series Trust I (Euro Pacific Funds)

Keystone Private Income Fund

Monachil Credit Income Fund

Pender Real Estate Credit Fund

Redwood Real Estate Income Fund

Smead Funds Trust

StepStone Private Infrastructure Fund

StepStone Private Markets Fund

StepStone Private Venture and Growth Fund

The Marsico Investment Fund

Thirdline Real Estate Income Fund

Variant Alternative Income Fund

Variant Impact Fund.

(b)     The following information is furnished with respect to each director and officer of UMB Distribution Services, LLC.

Name and Principal Business Address(1)	Positions and Offices with Principal Underwriter	Positions and Offices with Registrant
Scott Schulenberg	President	None
Christopher Mantoan	Treasurer	None
Jason Bartel	Assistant Secretary	None
Gordon B. Taylor	Chief Compliance Officer	None
Mackenzie Johnson	Assistant Secretary	None

(1)     235 West Galena Street, Milwaukee, Wisconsin, 53212.

(c)     Not applicable.

ITEM 33.	LOCATION OF BOOKS AND RECORDS.

The account books and other documents required to be maintained by Registrant pursuant to Section 31(a) of the Investment Company Act of 1940 and the Rules thereunder will be maintained at the offices of:

(a)	First Pacific Advisors, LP, 11601 Wilshire Boulevard, Suite 1200, Los Angeles, California 90025 (records as investment adviser);

(b)	Mutual Fund Administration LLC, 2220 E. Route 66, Suite 226, Glendora, CA 91740 (records as co-administrator);

(c)	UMB Fund Services, Inc., 235 West Galena Street, Milwaukee, WI 53212 (records as co-administrator, transfer agent and shareholder service agent); and

(d)	UMB Distribution Services, LLC, 235 West Galena Street, Milwaukee, WI 53212 (records relating to its function as distributor).

ITEM 34.	MANAGEMENT SERVICES.

There is no management-related service contract under which services are provided to Registrant which is not discussed in Parts A or B hereof.

ITEM 35.	UNDERTAKINGS.

Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, the Registrant certifies that it meets all of the requirements for effectiveness of this registration statement under rule 485(b) under the Securities Act of 1933 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, duly authorized, in the City of Milwaukee and State of Wisconsin, on the 29th day of April, 2024.

INVESTMENT MANAGERS SERIES TRUST III

By:	/s/Maureen Quill
Maureen Quill
President and Principal Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signatures	Title	Date
/s/ Maureen Quill	Trustee, President & Principal Executive Officer	April 29, 2024
Maureen Quill

/s/ J. Richard Atwood†	Trustee	April 29, 2024
J. Richard Atwood†

/s/ Sandra Brown†	Trustee	April 29, 2024
Sandra Brown

/s/ Robert F. Goldrich†	Trustee	April 29, 2024
Robert F. Goldrich

/s/ John P. Zader†	Trustee	April 29, 2024
John P. Zader

/s/ Rita Dam	Treasurer, Principal Accounting Officer & Principal	April 29, 2024
Rita Dam	Financial Officer

† By:	/s/Rita Dam
Rita Dam
Pursuant to Power of Attorney filed previously with Post-Effective Amendment No. 107 filed on September 28, 2023.

Exhibit Index

Consent of Independent Registered Public Accounting Firm from Ernst & Young LLP	EX-99.28(j)